                                                                    EXHIBIT 10.7

                         AGREEMENT OF PURCHASE AND SALE



THIS AGREEMENT made this 1st day of October, 1997


BETWEEN:

              PARAMOUNT RESOURCES LTD., a body corporate registered to carry on business in the Province of Alberta and having an office in the City of Calgary, in the Province of Alberta (hereinafter called "PARAMOUNT")

                                          -and-

              J. ARON RESOURCES COMPANY, an unlimited liability company constituted pursuant to the laws of the Province of Nova Scotia and registered to carry on business in the Province of Alberta (hereinafter called "J. ARON")

              (Paramount and J. Aron are collectively referred to as the "Vendor")

                                          -and-

              COTTON VALLEY RESOURCES CORPORATION, a body corporate registered to carry on business in the Province of Alberta and having an office in the City of Calgary, in the Province of Alberta (hereinafter called the "Purchaser")


WHEREAS the Vendor has agreed to sell the Assets to the Purchaser and the Purchaser has agreed to purchase the Assets from the Vendor on the terms and conditions set forth herein;

NOW THEREFORE in consideration of the premises and the mutual covenants and warranties herein contained, the Parties agree as follows:

1.00  INTERPRETATION

      1.01    Definitions

              In this Agreement, including the recitals and the Schedules, the following terms shall have the respective meanings hereby assigned to them, subject to Subclause 8.02D:

              A. "Agreement" means this document, together with the Schedules attached hereto and made a part hereof.

              B. "Assets" means the Petroleum and Natural Gas Rights, the
                 Tangibles and the Miscellaneous Interests.




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                                       -2-

              C. "Closing" means the exchange of Conveyance Documents at the
                 Closing Date, as more particularly described in Clause 3.03, and the delivery by the Purchaser to the Vendor of the Purchase Price, as described in Paragraph 2.03 (b).

              D. "Closing Date" means the hour of 2:00 p.m. on the later of:

                 (i)   December 1, 1997; and

                 (ii) the third business day following the day on which any and all preferential, pre-emptive or first purchase rights of third parties that become operative by virtue of this Agreement or the transaction to be effected by it shall have been exercised or waived by the holders thereof or all time periods within which such rights may be exercised shall have expired or such other time and date as may be agreed to by the Parties pursuant to Clause 3.00 or Paragraph 8.02B(b)(i).

              E. "Conveyance Documents" means the documents described in
                 Paragraphs 3.03 A (a) and (b), which provide for the assignment, transfer or other disposition of the Assets to the Purchaser.

              F. "Deposit" means the payment set forth in Paragraph 2.03(a).

              G. "Effective Date" means 8:00 a.m., on the thirtieth day of June,
                 1997.

              H. "Lands" means the lands set forth and described in Schedule "A"
                 and any lands pooled or unitized therewith.

              I. "Leases" means the leases, licences, permits and other
                 documents of title set forth and described in Schedule "A", by virtue of which the holder thereof is entitled to drill for, win, take, own or remove the Petroleum Substances within, upon or under the Lands or by virtue of which the holder thereof is deemed to be entitled to a share of Petroleum Substances removed from the Lands or any lands with which the Lands are pooled or unitized and includes, if applicable, all renewals and extensions of such documents and all documents issued in substitution therefor.

              J. "Miscellaneous Interests" means the entire interest of the
                 Vendor in and to all property, assets and rights on or with respect to the Lands, other than the Petroleum and Natural Gas Rights and the Tangibles, to the extent such property, assets and rights pertain to the Petroleum and Natural Gas Rights or the Tangibles, or any rights relating thereto, including, without limitation, the entire interest of the Vendor in:

                 (a) all contracts, agreements and documents, to the extent that they relate directly to the Petroleum and Natural Gas Rights or the Tangibles, including agreements for the sale, processing or transportation of Petroleum Substances;




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                                       -3-


                 (b) excepting for roads required by the Vendor for access to other properties which roads are set forth and described in Schedule "E", all subsisting rights to enter upon, use and occupy the surface of any of the Lands, of any lands upon which any Tangibles are located or of any lands to be crossed in order to gain access to any of the Lands or the Tangibles;

                 (c) all Well bores and casing located on the Lands which may be used to produce Petroleum Substances from the Lands or otherwise serve the Lands; and

                 (d) copies of geological, geophysical and engineering records, files, reports and data that, in the Vendor's reasonable judgement, relate directly to the Petroleum and Natural Gas Rights, any Well thereon or the Tangibles, excluding the Vendor's tax and financial records and financial hedges and economic evaluations.

                 Unless otherwise agreed in writing by the Parties, however, the Miscellaneous Interests shall not include agreements, documents or data to the extent that:

                       (i) they pertain to the Vendor's proprietary technology;

                      (ii) they are owned or licensed by third parties with
                           restrictions on their deliverability or disclosure by the Vendor to any assignee which is not an affiliate of the Vendor; or

                     (iii) they are referred to specifically as exclusions in
                           Schedule "A".

         K. "Party" means a person, partnership or corporation which is bound by this Agreement.

         L.      "Permitted Encumbrances" means:

                 (a) any encumbrances, overriding royalties, net profits
                     interests and other burdens identified in Schedule "A";

                 (b) any preferential rights of purchase or any similar
                     restriction applicable to any of the Assets including, but not limited to, those identified in Schedule "A" hereto;

                 (c) the terms and conditions of the Leases, including, without limitation, the requirement to pay any rentals or royalties to the grantor thereof to maintain the Leases in good standing and any gross royalty trusts applicable to the grantor's interest in any of the Leases;

                 (d) the right reserved to or vested in any grantor, government or other public authority by the term of any Lease or by the Regulations to terminate any Lease;

                 (e) easements, rights of way, servitudes or other similar
                     rights in land, including, without limitation, rights of way and servitudes for highways, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone or cable television conduits, poles, wires or cables;




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                                       -4-


                 (f) the right to levy taxes on Petroleum Substances or the income or revenue therefrom and governmental requirements pertaining to production rates from Wells on the Lands or operations being conducted on the Lands or otherwise affecting the value of any of the Assets;

                 (g) agreements for the sale of Petroleum Substances, which either are terminable on not greater than thirty (30) days' notice (without an early termination penalty or other cost) or are identified in Schedule "A";

                 (h) the Regulations and any rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Assets in any manner;

                 (i) undetermined or inchoate liens incurred or created as
                     security in favour of any person with respect to the development or operation of any of the Assets, as regards the Vendor's share of the costs and expenses thereof;

                 (j) the reservations, limitations, provisos and conditions in any grants or transfers from the Crown of any of the Lands or interests therein, and statutory exceptions to title;

                 (k) agreements and plans relating to pooling or unitization, provided that any pooled interest or unit agreement applicable to the Lands shall be identified in Schedule "A";

                 (l) agreements respecting the processing, treating or
                     transmission of Petroleum Substances or the operation of Wells by contract field operators as identified in Schedule "A" hereto;

                 (m) provisions for penalties and forfeitures under agreements as a consequence of non-participation in operations provided that any such penalties or forfeitures which apply to the Assets as a result of the Vendor's (or predecessor in interest's) failure to participate in a particular operation prior to the Effective Date shall be identified in Schedule "A", and

                 (n) liens granted in the ordinary course of business to a
                     public utility, municipality or governmental authority with respect to operations pertaining to any of the Assets.

         M. "Petroleum and Natural Gas Rights" means the entire interest of the Vendor in and to the Lands and, insofar as they pertain to the Lands, the Leases, including the working and other interests, if any, set forth and described in Schedule "A".

         N. "Petroleum Substances" means petroleum, natural gas, sulphur and every other mineral or substance, or any of them, the right to explore for which, or an interest in which, is granted pursuant to the Leases, insofar only as they pertain to the Lands.

         O. "Prepaid Gas Obligations" means, with respect to production, sale or related contracts pertaining to the Petroleum and Natural Gas Rights, the obligations of the Vendor under "take or pay" and similar provisions either to repay payments




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                                       -5-


                 made by the purchasers thereunder for Petroleum Substances not taken by them or to deliver such gas or substances to such purchasers without full payment therefor, and includes, without limitation, any obligations to TransCanada Pipelines Limited, Topgas Holdings Limited, Topgas Two Inc. or Alberta and Southern Gas Co. Ltd. arising from such "take or pay" provisions.

         P. "Prime Rate" means the annual rate of interest announced from time to time by the main branch of the Bank of Montreal in Calgary, Alberta as a reference rate for the determination of interest rates of Canadian dollar commercial loans to customers in Canada which is in effect on the Effective Date;

         Q. "Purchase Price" means the amount payable by the Purchaser to the Vendor pursuant to Clause 2.02, as modified by the adjustments and reductions provided for herein.

         R. "Regulations" means all statutes, laws, rules, orders and regulations in effect from time to time and made by governments or governmental boards or agencies having jurisdiction over the Assets.

         S. "Tangibles" means the entire interest of the Vendor in and to all tangible depreciable property, real property and assets that are:

                 (a) located in, on, or in the vicinity of the Lands and used, or intended for use solely, in connection with production, processing, gathering, storage, treatment or transportation operations respecting the Lands, including, without limitation, the Well equipment, if any, relating to Wells on the Lands; and

                 (b) notwithstanding Subclauses 1.01S(a) above, "Tangibles" do not include items, whether located on or off the Lands that are indicated in Schedule "A" to be specifically excluded as Tangibles.

         T. "Title Defect" means a defect, deficiency or discrepancy in or affecting the title of the Vendor in and to any of the Assets, other than as specifically disclosed herein or in Schedule "A", which is sufficiently material and adverse to the enforcement of title that it would not be acceptable to a knowledgeable, prudent purchaser buying similar oil and gas properties, acting reasonably.

         U. "Wells" means all producing, shut-in, water source, observation, disposal, injection, abandoned, suspended and similar wells located on the Lands or directly relating to the operation of the Lands, including without limitation, wells identified on Schedule "A".

1.02     Schedules

         The following Schedules are attached hereto and made part of this
 Agreement:

         (a)     Schedule "A", which includes: (i) the Lands; (ii) the Leases;
                 (iii) any agreements, documents or data which specifically are to be excluded from the Miscellaneous Interests; (iv) any encumbrances, preferential rights of purchase, production sale agreements, other agreements required to be included in Schedule "A" pursuant to Subclause 1.01L and (v) any Tangibles described in Paragraph 1.01S(b);

         (b)     Schedule "B", which is a General Conveyance;

         (c)     Schedule "C", which is a Disclosure Schedule;

         (d) Schedule "D", which is the form of the certificate to be provided pursuant to Article 10.00 with respect to the truth of a Party's representations and warranties; and

         (e) Schedule "E" which is a list of Vendor's roads excluded from 1.01J(b) Miscellaneous Interests.

1.03     References

         The references "hereunder", "herein" and "hereof" refer to the provisions of this Agreement, and references to Articles, Clauses, Subclauses, Paragraphs or Subparagraphs herein refer to Articles, Clauses, Subclauses, Paragraphs or Subparagraphs of this Agreement. Any reference to time shall refer to Mountain Standard Time or Mountain Daylight Savings Time during the respective intervals in which each is in force.

1.04     Headings

         The headings of the Articles, Clauses, Schedules and any other headings, captions or indices herein are inserted for convenience of reference only and shall not be used in any way in construing or interpreting any provision hereof.

1.05     Singular/Plural

         Whenever the singular or masculine or neuter is used in this Agreement or in the Schedules, it shall be interpreted as meaning the plural or feminine or body politic or corporate, and vice versa, as the context requires.

1.06     Use Of Canadian Funds

         All references to "dollars" or "$" herein shall refer to lawful currency of Canada.

1.07     Derivatives

         Where a term is defined herein a capitalized derivative of such term shall have a corresponding meaning unless the context otherwise requires.

1.08     Interpretation If Closing Does Not Occur

         In the event that Closing does not occur, each provision of this Agreement which presumes that the Purchaser has acquired the Assets hereunder shall be construed as having been contingent upon Closing having occurred.




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                                       -7-

         1.09 Conflicts

              If there is any conflict or inconsistency between a provision of the body of this Agreement and that of a Schedule or a Conveyance Document, the provision of the body of this Agreement shall prevail. If any term or condition of this Agreement conflicts with a term or condition of a Lease or the Regulations, the term or condition of such Lease or the Regulations shall prevail, and this Agreement shall be deemed to be amended to the extent required to eliminate any such conflict.

2.00 PURCHASE AND SALE

         2.01 Agreement Of Purchase And Sale

              The Purchaser agrees to purchase the Assets from the Vendor and the Vendor agrees to sell the Assets to the Purchaser on the terms and conditions set forth herein.

         2.02 Allocation Of Purchase Price

              Subject to the adjustments provided for in clause 2.04 and in
              Article 4.00 and such other reductions as may be made pursuant to
              Article 7.00 and Clause 8.02, the monetary consideration payable by the Purchaser to the Vendor for the Assets is Nine Million Five Hundred Thousand ($9,500,000.00) Dollars (Canadian), and shall be allocated among the Assets as follows:

              (a) To Petroleum and Natural Gas Rights       $ 8,549,999.00
                                                            --------------
              (b) To Tangibles                              $   950,000.00
                                                            --------------
              (c) To Miscellaneous Interests                $         1.00
                                                            --------------
                                               TOTAL        $ 9,500,000.00
                                                            ==============

              The Parties comprising Vendor agree that the proceeds of disposition shall be disbursed as follows: Paramount - $6,531,250.00 (68.75%) and J. Aron - $2,968,750.00 (31.25%).

              The Parties have taken into account the Purchaser's assumption of responsibility for the future abandonment and reclamation costs associated with the Assets, as set forth in this Agreement, and the Vendor's release of responsibility therefor when they determined the Purchase Price.

         2.03 Payment Of Purchase Price

              The Purchase Price shall be paid by the Purchaser to the Vendor as follows:

              (a) the deposit of $475,000.00 paid towards the Purchase Price by
                  Purchaser on or before October 30, 1997, such amount to be deposited by Paramount at the Bank of Montreal and, upon Closing, will be distributed to the parties comprising Vendor in the same ratio as the disbursement of the Purchase Price as provided in clause 2.02 hereof; and




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                                      -8-

              (b) the delivery of the Purchase Price, less the Deposit, to the
                  Vendor at Closing, subject to any adjustments as provided in this Agreement.

              The Purchaser shall also remit to the Vendor at Closing the seven percent (7%) goods and services tax applicable to that portion of the Purchase Price allocated to the Tangibles, in accordance with the Excise Tax Act (Canada), being $66,500.00 (Paramount's GST Registration Number - R132554775 and J. Aron's GST Registration Number - R136214087). Such amounts shall be paid by certified cheque or bank draft payable in immediately available funds to the Vendor.

      2.04    Interest

              Interest shall be paid by the Purchaser to the Vendor as follows:

              (a) At closing the Purchaser shall pay to the Vendor interest at the Prime Rate plus two (2%) percent which interest payment shall be shared by the parties comprising Vendor in the same ratio as the disbursement of the Purchase Price as provided in Clause 2.02 hereof.

              (b) Interest shall accrue on the Purchase Price from and including
                  June 30, 1997 to the date of payment of the Deposit, and shall accrue on the Purchase Price less the Deposit from and including the date of payment of the Deposit to the Closing Date.

      2.05    Refund of Deposit

              The Vendor shall only be required to refund the Deposit together with interest accrued thereon to the Purchaser where Closing does not occur:

              (a) and the failure to Close is occasioned by virtue of Vendor's inability to meet any material obligation within its control required for Closing to occur; or

              (b) where the Vendor or Purchaser elects to terminate this
                  Agreement pursuant to Subclause 8.02B(c); or

              (c) due to the nonsatisfaction of any one of the conditions contained in Clause 10.02.

3.00  CLOSING

      3.01    Place Of Closing

              Unless otherwise agreed in writing by the Parties, Closing shall take place at the offices of Paramount at 4000, 350 - 7th Avenue S.W., Calgary, Alberta on the Closing Date.

      3.02    Effective Date Of Transfer

              The transfer and assignment of the Assets from the Vendor to the Purchaser shall be effective as of the Effective Date, provided Closing occurs. Possession of the Assets, however, shall not pass to the Purchaser until after Closing on the Closing Date, and the Vendor shall maintain the Assets on behalf of the Purchaser between the Effective Date and the Closing Date pursuant to the provisions of Article 5.00.




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                                      -9-

      3.03    Deliveries At Closing

              A.  At Closing, the Vendor shall deliver the following to the
                  Purchaser:

                  (a) a General Conveyance, in the form attached as Schedule "B", which has been prepared and executed by the Vendor;

                  (b) all specific assignments, registrable transfers, novation agreements, notices of assignment, trust agreements and other instruments prepared by the Vendor at its sole cost and which are required to convey the Vendor's interest in the Assets to the Purchaser, unless and to the extent that the Purchaser allows the Vendor to deliver such documents to the Purchaser at a later date, provided that such documents shall not require the Vendor to assume or incur any obligation, or to provide any representation or warranty, beyond that contained in this Agreement;

                  (c) copies of all waivers of rights of first refusal and of requests for consents to disposition obtained by the Vendor with respect to the sale of the Assets to the Purchaser;

                  (d)  the certificates required by Paragraphs 10.02(a) and (d);

                  (e) an assignment of a ten (10%) percent working interest from the Vendor's twenty-seven decimal four (27.4%) percent working interest in Meander River Road #2;

                  (f) notice of resignation and change of operatorship letters substantially the same as those used in the July 1, 1994 acquisition by Paramount from Mobil Oil Canada;

                  (g) no interest letters relating to security registered against the Vendor's name; and

                  (h) such other documents as may be specifically required hereunder or as may be reasonably requested by the Purchaser upon reasonable notice to the Vendor.

              B.  At Closing, the Purchaser shall deliver the following to the
                  Vendor:

                  (a) the Purchase Price, less the Deposit, and the applicable goods and services tax (if any), in accordance with Clause 2.03;

                  (b) a General Conveyance in the form attached as Schedule "B", which has been executed by the Purchaser;

                  (c)  the certificate required by Paragraph 10.03(c); and

                  (d) such other documents as may be specifically required hereunder.

      3.04    Costs Of Registration




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                                      -10-


              The Purchaser shall bear all costs incurred in registering any conveyances of title to the Assets to it and all costs of preparing and registering any further assurances required to convey the Assets to it. Paramount shall register all such conveyances promptly after Closing.

      3.05    File Delivery

              The Vendor shall deliver to Purchaser copies of the Vendor's records, files, reports and data pertaining to the Assets promptly after Closing.

4.00  ADJUSTMENTS

      4.01    Benefits And Obligations To Be Apportioned

              A. All benefits and obligations of any kind and nature accruing, payable, paid, received or receivable with respect to the Assets (including, without limitation, maintenance, development, capital and operating costs, advances, payments with respect to the Permitted Encumbrances, proceeds from the sale of production, accounts receivable and incentives accruing pursuant to the Regulations) shall be apportioned, as of the Effective Date, between the Vendor and the Purchaser in accordance with generally accepted accounting principles, subject to the provisions of this Agreement. All costs of whatever nature pertaining to work performed or goods or services provided with respect to the Assets prior to the Effective Date shall be borne by the Vendor, notwithstanding that such costs may be payable in whole or in part after the Effective Date.

              B. Notwithstanding the provisions of Subclause 4.01A, all rentals and all similar payments required to preserve any of the Leases and all taxes (other than income taxes and taxes based on the volume of the production of Petroleum Substances) levied with respect to the Assets shall be apportioned between the Vendor and the Purchaser on a per diem basis as of the Effective Date.

              C. Petroleum Substances which were produced, but not sold, as of the Effective Date shall not form part of the Assets and shall be credited to the Vendor.

              D. Adjustments made pursuant to this Article shall be shared by the parties comprising Vendor in accordance with the following interests: Paramount 68.75% and J. Aron - 31.25%.

      4.02    Adjustments To Accounts

              A. An interim accounting and adjustment shall be conducted for Closing, based on the Vendor's and the Purchaser's good faith estimate of all adjustments to be made for the transactions herein pursuant to this Article, and a final accounting and adjustment shall be conducted within one hundred and eighty
                  (180) days following the Closing Date. Subject to Subclauses B and C of this Clause, the Parties shall not be obligated to make any adjustments after such one hundred and eighty (180) day period unless such adjustment has been specifically requested, by notice, within such period. All adjustments shall be settled by payment by the Party required to make payment hereunder within fifteen (15) days of being notified of the determination of the amount owing.




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                                      -11-

              B. During the one hundred and eighty (180) day period following the Closing Date, the Purchaser may audit the books, records and accounts of the Vendor respecting the Assets, for the purpose of effecting adjustments pursuant to this Article. Such audit shall be conducted upon reasonable notice to the Vendor at the Vendor's offices during the Vendor's normal business hours, and shall be conducted at the sole expense of the Purchaser. Any claims of discrepancies disclosed by such audit shall be made in writing to the Vendor within two (2) months following the completion of such audit, and the Vendor shall respond in writing to any claims of discrepancies within six (6) months of the receipt of such claims. To the extent that the Parties are unable to resolve any outstanding claims of discrepancies disclosed by such audit within two (2) months of the Vendor's response thereto, such audit exceptions shall be resolved pursuant to Article 9.00.

              C. Notwithstanding the preceding Subclauses of this Clause, Clause 6.01, Clause 6.03 and Clause 13.01, any adjustments resulting from joint venture or royalty audits for the Assets:

                  (i) relating to the period prior to Closing Date and for which audit queries are outstanding at Closing Date; or

                  (ii) that occur after Closing Date but not later than two (2)
                       years after Closing Date or for the applicable period in the governing agreements included in Miscellaneous Interests, whichever is later (in the case of joint venture audits), or four (4) years after Closing Date (in the case of Crown royalty audits);

                  shall be made as they occur and payment for them shall be made within thirty (30) days of each adjustment and shall be made by Purchaser to Vendor, or vice versa, as the case may be.

5.00  MAINTENANCE OF BUSINESS

      5.01 The Vendor shall continue to maintain the Assets in a proper and prudent manner in accordance with good oil field practice and the Regulations until the Closing Date.

      5.02 Prior to the Closing Date, the Vendor shall not, without the prior consent of the Purchaser, assume any material obligation or commitment or propose or initiate any operation with respect to the Assets where the Vendor's share of the expenditure associated with such obligation, commitment or operation is estimated to exceed $25,000, unless and to the extent that the Vendor reasonably determines that such expenditures or actions are necessary for the protection of life or property, in which case the Vendor shall promptly notify the Purchaser of such intention or actions and the Vendor's estimate of the costs and expenses associated therewith.

      5.03 Following Closing and to the extent that the Purchaser must be novated into operating agreements or other agreements governing any of the Assets, the Vendor shall be deemed to have been acting as the agent of the Purchaser until the novation has been effected. Insofar as the Vendor maintains the Assets and takes actions with respect thereto on behalf of the Purchaser pursuant to this Article, the Vendor shall be deemed to have been the agent of the Purchaser hereunder. The Purchaser ratifies all actions taken by the Vendor or refrained to be taken by the Vendor as authorized hereunder in such capacity during such period, with the intention that all such actions shall be deemed to be those of the Purchaser. In addition to the foregoing, prior to the Closing Date Vendor shall not, without first obtaining the prior written consent of the Purchaser (which consent shall not be unreasonably withheld), make any material amendment to any of the Leases or contracts applicable to the Assets, or enter into any new contracts applicable to the Assets, save where this would be done in the ordinary and usual course of business.

      5.04 The Purchaser shall indemnify the Vendor and its directors, officers, servants, agents or employees against all liabilities, losses, costs (including reasonable legal costs on a solicitor-client basis), claims or damages which the Vendor or its directors, officers, servants, agents or employees may suffer or incur as a result of maintaining the Assets as the agent of the Purchaser pursuant to this Article, insofar as such liabilities, losses, costs, claims or damages are not a direct result of the gross negligence or wilful misconduct of the Vendor or its directors, officers, servants, agents or employees. An action or omission of the Vendor or its directors, officers, servants, agents or employees shall not be regarded as gross negligence or wilful misconduct, however, to the extent it was done or omitted to be done in accordance with the instructions of or with the concurrence of the Purchaser.

      5.05 Notwithstanding anything to the contrary herein contained, if prior to Closing:

              (i) Vendor seeks recourse against Purchaser pursuant to Clause
                  5.04; or

              (ii) Vendor or Purchaser identify any third party unsatisfied judgments, claims, proceedings, actions, investigations or lawsuits in existence against Purchaser and/or contemplated or threatened in writing against Purchaser,

              with respect to the Assets, with a claimed amount in excess of $50,000.00 and which arise out of any matter or thing occurring, attributable or arising during the period between and including the Effective Date to and including the day prior to the Closing Date, Purchaser may, on or before Closing, terminate this Agreement by written notice to Vendor without prejudice to any other rights of Purchaser against Vendor hereunder. The Purchaser, in electing to terminate the Agreement pursuant to this clause, must act reasonably and in good faith.

      5.06 Paramount hereby agrees that it will make necessary surface and mines and minerals lease rental payments on behalf of the Purchaser through to and including January 31st, 1998. Such payments will be adjusted in accordance with the provisions of Clause 4.02.

6.00  REPRESENTATIONS AND WARRANTIES OF PARTIES

      6.01    Vendor's Representations And Warranties

              The Vendor represents and warrants to the Purchaser that:

              (a) Standing: Paramount is a corporation, duly organized, validly subsisting and registered under the laws of the Province of Alberta, and J. Aron is a corporation duly organized, validly subsisting and registered under the laws of the Province of Nova Scotia, and both are authorized to carry on business in the jurisdiction where the Lands are located;

              (b) Requisite Authority: The Vendor has the requisite capacity, power and authority to execute this Agreement and the Conveyance Documents and to perform the obligations to which it thereby becomes subject;

              (c) No Conflict: The execution and delivery of this Agreement and the completion of the sale of the Assets in accordance with the terms of this Agreement are not and will not be in violation or breach of, or be in conflict with:

                  (i) any term or provision of the charter, by-laws or other governing documents of the Vendor;


                  (ii) any agreement, instrument, permit or authority to which the Vendor is a party or by which the Vendor is bound; or

                  (iii) the Regulations or any judicial order, award, judgement or decree applicable to the Vendor or the Assets;

              (d) Execution And Enforceability: The Vendor has taken all actions necessary to authorize the execution and delivery of this Agreement, and, as of the Closing Date, the Vendor shall have taken all actions necessary to authorize and complete the sale of the Assets in accordance with the provisions of this Agreement. This Agreement has been validly executed and delivered by the Vendor, and this Agreement and all other documents executed and delivered on behalf of the Vendor hereunder shall constitute valid and binding obligations of the Vendor enforceable in accordance with their respective terms and conditions, subject to the qualifications that such enforcement may be limited by bankruptcy, insolvency, liquidation, re-organization or similar laws of general application relating to or affecting creditors rights;

              (e) Residency For Tax Purposes: The Vendor is not a non-resident of Canada within the meaning of the Income Tax Act (Canada);

              (f) No Finders' Fees: The Purchaser shall not have any
                  responsibility for any obligation or liability, contingent or otherwise, for brokers' or finders' fees, if any, incurred by the Vendor with respect to the transactions herein;

              (g) Lawsuits And Claims: There are no unsatisfied judgments, claims, proceedings, actions, governmental investigations or lawsuits in existence, or to the best of the information, knowledge and belief of the Vendor contemplated or threatened against or with respect to the Assets or the interest of the Vendor therein other than as previously disclosed in writing to the Purchaser,

              (h) Compliance With Leases And Agreements: To the best of the information, knowledge and belief of the Vendor, no act or omission has occurred whereby the Vendor is, or would be, in default under the terms of the Regulations, any Lease or any agreement pertaining to the Assets, where such a default would impact materially and adversely upon the Assets, or any of them;

                  No Default Notices: Except as has been specifically identified in Schedule "A", the Vendor has not received any notice of default under the Leases or any notice alleging its default under any agreement pertaining to any of the Assets, which default has not been rectified as of the date of this Agreement, or which if not rectified would materially and adversely impact upon the Assets or any of them;

              (j) Payment Of Royalties And Taxes: To the best of the
                  information, knowledge and belief of the Vendor, all royalties and all ad valorem, property, production, severance and similar taxes and assessments based on, or measured by, the Vendor's ownership of the Assets, the production of Petroleum Substances from the Lands or the receipt of proceeds therefrom that are payable by the Vendor and which accrued prior to the Effective Date will have been properly and fully paid and discharged in the manner and at the time prescribed by the Leases and the Regulations;

              (k) Encumbrances: The Vendor does not warrant its title to the
                  Assets, but does warrant that the interest of the Vendor in the Assets is free and clear of any and all liens, mortgages, pledges, claims, options, preferential rights of purchase, encumbrances, overriding royalties, net profits interests or other burdens created by, through or under the Vendor or of which the Vendor is otherwise actually aware, other than the Permitted Encumbrances;

              (l) No Reduction: The interests of the Vendor in the Assets are not subject either to reduction, or to change to an interest of any other size or nature whatsoever by virtue of any right or interest granted by, through or under the Vendor or of which the Vendor is otherwise actually aware, except for the Permitted Encumbrances and any such rights and interests identified in Schedule "A";

              (m) Sale Agreements: The Petroleum and Natural Gas Rights are not
                  subject to any gas balancing agreement or, except as identified in Schedule "A", any agreement for the sale of Petroleum Substances therefrom which the Purchaser is required to assume that requires either the sale of more than thirty
                  (30) days of production (without an early termination penalty or other cost) or the delivery of Petroleum Substances to the purchaser thereof without receiving in due course (and being entitled to retain) full payment at current market price or the contract price therefor;

              (n) Environmental Matters: The Vendor is not aware of and has not received:

                  i) any orders or directives under the Regulations which relate to environmental matters and which require any work, repairs, construction or capital expenditures with respect to the Assets, where such orders or directives have not been complied with in all material respects; and

                  ii) any demand or notice issued under the Regulations with respect to the breach of any environmental, health or safety law applicable to the Assets, including, without limitation, any Regulations respecting the use, storage, treatment, transportation or disposition of environmental contaminants, which demand or notice remains outstanding on the Closing Date except as have been specifically disclosed in writing by the Vendor, by notice to the Purchaser prior to the Vendor's submission of this Agreement to the Purchaser for the Purchaser's execution;

              (o) Authorized Expenditures: There are no outstanding
                  authorizations for expenditure or outstanding financial commitments respecting the Assets, pursuant to which expenditures are or may be required by the Purchaser as a result of the acquisition of the Assets or in respect of which any amount is outstanding, other than as specifically identified in Schedule "C";

              (p) Assets Do Not Comprise Substantially All Of Vendor's Assets:
                  The Assets do not comprise all or substantially all of the Vendor's assets;

              (q) Quiet Enjoyment: Subject at all times to the Vendor's other representations and warranties made pursuant to this Clause, the Permitted Encumbrances and the satisfaction of the obligations required to maintain the Leases in good standing by the applicable lessees, the Purchaser may, for the residue of the term of the Leases, hold and utilize the Assets for the Purchaser's own use and benefit without any interruption by the Vendor or any other person claiming by, through or under the Vendor;

              (r) Prepaid Gas Obligations: There are no existing or future
                  Prepaid Gas Obligations applicable to the Petroleum and Natural Gas Rights;

              (s) Condition of Wells: To the best of the information, knowledge and belief of the Vendor, each Well located on the Lands, whether producing, shut-in, injection, disposal or otherwise, has been drilled and, if completed, completed and operated in accordance with good oil and gas field practises and the material requirement of the Regulations during the period of Vendor's ownership;

              (t) Abandonment of Wells: To the best of the information,
                  knowledge and belief of the Vendor, each Well located on the Lands which has been abandoned by Vendor has been plugged and abandoned, and the wellsite therefor properly restored, in accordance with good oil and gas field practises and the material requirements of the Regulations;

              (u) Condition of Tangibles: To the best of the information, knowledge and belief of the Vendor, the Tangibles constructed, installed or maintained by Vendor have been constructed, installed maintained and operated in accordance with generally accepted engineering practises, good oil and gas field practises and the material requirements of the Regulations;

              (v) Regulatory Production Penalties and Allowables: Except as
                  specifically identified in Schedule "A", to the best of the information, knowledge and belief of the Vendor:

                  (a) each Well located on the Lands drilled by Vendor which has been drilled for the purpose of producing Petroleum Substances therefrom has been drilled at a location for which an off target penalty is not applicable under the Regulations; and

                  (b) none of the Wells located on the Lands have been produced in excess of applicable production allowables imposed by the Regulations and there is no pending change in such production allowable, other as may generally be applicable pursuant to a change in the Regulations during the period of ownership by Vendor;

              (w) No Removal of Tangibles: To the best of the information, knowledge and belief of Vendor, no tangible depreciable property and assets which are used, were used or are intended to be used in producing, processing, gathering, treating, measuring, making marketable or injecting the leased substances or any of them or in connection with water injection or removal operations that pertain to the Petroleum and Natural Gas Rights, has been removed from its location since the Effective Date, nor has Vendor alienated or encumbered any such tangible depreciable property and assets since such date;

              (x) Licences and Permits: To the best of its information,
                  knowledge and belief, Paramount, in its capacity as operator, holds all valid licenses, permits and similar rights and privileges that are required and necessary under applicable law to operate the Assets as presently operated;

              (y) Area of Mutual Interest: Except for an area of mutual interest provision between the two Vendors, there are no active area of mutual interest provisions in any of the Title Documents or other agreements or documents to which the Assets are subject; and

              (z) Well Licences: Paramount is validly able to assign all well licences in respect of those wells for which Paramount is the licencee.

      6.02    Purchaser's Representations And Warranties

              The Purchaser represents and warrants to the Vendor that:

              (a) Standing: The Purchaser is a corporation, duly organized, valid and subsisting under the laws of its jurisdiction of incorporation, and duly registered and authorized to carry on business in the jurisdiction in which the Lands are located;

              (b) Requisite Authority: The Purchaser has the requisite capacity, power and authority to execute this Agreement and the Conveyance Documents and to perform the obligations to which it thereby becomes subject;

              (c) No Conflict: The execution and delivery of this Agreement and the completion of the purchase of the Assets in accordance with the terms of this Agreement are not and will not be in violation or breach of, or be in conflict with;

                  (i) any term or provision of the charter, by-laws or other governing documents of the Purchaser; or

                  (ii) the Regulations or any judicial order, award, judgement or decree applicable to the Purchaser;

              (d) Execution And Enforceability: The Purchaser has taken all actions necessary to authorize the execution and delivery of this Agreement, and, as of the Closing Date, the Purchaser shall have taken all actions necessary to authorize and complete the purchase of the Assets in accordance with the provisions of this Agreement. This Agreement has been validly executed and delivered by the Purchaser, and this Agreement and all other documents executed and delivered on behalf of the Purchaser hereunder shall constitute valid and binding obligations of the Purchaser enforceable in accordance with their respective terms and conditions, subject to the qualifications that such enforcement may be limited by bankruptcy, insolvency, liquidation, re-organization or similar laws of general application relating to or affecting creditors rights;

              (e) Purchaser as Principal: Purchaser is acquiring the Assets as principal;

              (f) No Sales Commission: The Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees with respect to the transactions herein for which the Vendor shall have any responsibility;

              (g) Investment Canada Act: The Purchaser shall comply with the
                  Investment Canada Act to the extent, if any, that it is applicable to the transactions herein; and

              (h) Well Licence Transfers: The Purchaser is validly able to be assigned all well licences in respect of those wells for which the Vendor is the licencee.

      6.03    Survival Of Representations And Warranties

              Each Party acknowledges that the other may rely on the representations and warranties made by such Party pursuant to Clause 6.01 or 6.02, as the case may be. The representations and warranties in Clauses 6.01 and 6.02 shall be true on the Effective Date and on the Closing Date, and such representations and warranties shall continue in full force and effect and shall survive the Closing Date for a period of one (1) year, for the benefit of the Party for which such representations and warranties were made. No claim or action shall be commenced with respect to a breach of any such representation or warranty, unless, within such period, written notice specifying such breach in reasonable detail has been provided to the Party which made such representation or warranty.

      6.04    No Merger

              The representations and warranties in Clauses 6.01 and 6.02 shall be deemed to apply to all assignments, conveyances, transfers and other documents conveying any of the Assets from the Vendor to the Purchaser. There shall not be any merger of any of such representations or warranties in such assignments, conveyances, transfers or other documents, notwithstanding any rule of law, equity or statute to the contrary, and all such rules are hereby waived.

      6.05    No Additional Representations Or Warranties By Vendor

              A. The Vendor makes no representations or warranties to the Purchaser in addition to those expressly enumerated in Clause
                  6.01. Except and to the extent provided in Clause 6.01, the Vendor does not warrant title to the Assets or make representations or warranties with respect to: (i) the quantity, quality or recoverability of Petroleum Substances respecting the Lands; (ii) any estimates of the value of the Assets or the revenues applicable to future production from the Lands; (iii) any engineering, geological or other interpretations or economic evaluations respecting the Assets;
                  (iv) the rates of production of Petroleum Substances from the Lands; (v) the quality, condition or serviceability of the Assets; or (vi) the suitability of their use for any purpose. Without restricting the generality of the foregoing, but subject always to Clause 6.03, the Purchaser acknowledges that it has made its own independent investigation, analysis, evaluation and inspection of the Vendor's interests in the Assets and the state and condition thereof and that it has relied solely on such investigation, analysis, evaluation and inspection as to its assessment of the condition, quantum and value of the Assets.

              B. Except with respect to the representations and warranties in Clause 6.01, the Purchaser forever releases and discharges the Vendor and its directors, officers, servants, agents and employees from any claims and all liability to the Purchaser or the Purchaser's assigns and successors, as a result of the use or reliance upon advice, information or materials pertaining to the Assets which was delivered or made available to the Purchaser by the Vendor or its directors, officers, servants, agents or employees prior to or pursuant to this Agreement, including, without limitation, any evaluations, projections, reports and interpretive or non-factual materials prepared by or for the Vendor, or otherwise in the Vendor's possession.

7.00  THIRD PARTY RIGHTS AND CONSENTS

      7.01    Preferential Right Of Purchase

              A. If any of the Assets are subject to a preferential right of purchase or similar restriction the Vendor shall promptly serve all notices as are required under such preferential purchase. Unless otherwise agreed by the Purchaser, each such notice shall include a request for a waiver of any preferential or similar right to purchase any of the Assets.

              B. The Purchaser, acting reasonably, shall advise the Vendor of the value placed by the Purchaser, for the purposes of this purchase, on any of the Assets with respect to which the Vendor is required to give notice pursuant to this Clause, and such allocation shall be used for the purposes of this Clause except where such allocations are deemed to be unreasonable by the Vendor.

              C. The Purchaser shall indemnify and save the Vendor and its directors, officers, servants, agents and employees harmless from and against all losses, costs, damages and expenses whatsoever which the Vendor and its directors, officers, servants, agents and employees may sustain, pay or incur as a result of any matter or thing arising out of, resulting from, attributable to or connected with the Purchaser's placement of value on any of the Assets with respect to which the Vendor is required to give notice pursuant to this clause.

              D. If the holder of any preferential right to purchase any of the Assets exercises such right, Vendor shall notify Purchaser in writing forthwith and such right shall not be considered a Title Defect.

      7.02    Consents Under Sales Agreements

              The Parties acknowledge that the consent to assignment from buyers under production sales agreements included in the Assets may not be obtainable until after Closing. The Parties shall cooperate in seeking such consents.

      7.03    Operatorship And Third Parties

              Nothing in this Agreement shall be interpreted as any assurance by the Vendor that the Purchaser will be able to serve as operator with respect to any of the Assets in which interests are held by third parties, whether or not such Assets are presently operated by the Vendor. Where Paramount is the operator Paramount shall, after Closing, recommend to third parties that the Purchaser be appointed operator of the Assets.

8.00  PURCHASER'S REVIEW

      8.01    Vendor To Provide Access

              The Vendor shall, subject to the Regulations and all contractual and fiduciary obligations and limits:

              (a) at the office of Paramount during normal business hours, provide the Purchaser and its nominees reasonable access to the Vendor's records, files and documents directly relating to the Assets, for the purpose of the Purchaser's review of the Assets and the Vendor's title thereto, including, without limitation, the Leases and applicable operating agreements, unit agreements, overriding royalty agreements and production sale contracts; and

              (b) subject to sub-clause 10.02(f), provide the Purchaser and its nominees with a reasonable opportunity to inspect the Assets at the Purchaser's sole cost, risk and expense, insofar as the Vendor can reasonably provide such access to the Assets.

      8.02    Title Defects

              A. The Purchaser shall conduct its review of the Vendor's title to the Assets with reasonable diligence. Not later than ten
                  (10) business days prior to the Closing Date, the Purchaser shall give the Vendor written notice of the Title Defects which the Purchaser does not waive. Such notice shall specify such Title Defects in reasonable detail, the Assets directly affected thereby and the Purchaser's requirements for the rectification or curing thereof. The Vendor shall thereupon diligently make reasonable efforts to cure such Title Defects on or before the Closing Date.

              B. Insofar as the Title Defects described in the Purchaser's notice (the "Affected Interests") have not been cured to the Purchaser's reasonable satisfaction, but subject at all times to Clause 10.04 with respect to prior third party rights, the Purchaser may elect, at or before the Closing Date by notice to the Vendor, to do one of the following:

              (a) where the cumulative amount by which the value of the Assets has been reduced is, in Purchaser's opinion, acting reasonably, less than Four Hundred and Seventy-Five Thousand ($475,000.00) Dollars, Purchaser shall complete the purchase of Vendor's interest in and to the Assets without any adjustment of the Purchase Price.

              (b) where the cumulative amount by which the value of the Assets has been reduced is, in Purchaser's opinion, acting reasonably, equal to or greater than Four Hundred and Seventy-Five Thousand ($475,000.00) Dollars, the following options shall arise:

                  (i) the Parties may delay Closing to a mutually agreeable time and date during which time Vendor shall make further attempts to cure or remove the uncured Title Defects. In the event that said Title Defects have not been cured prior to December 1, 1997, the elections set out in this Paragraph 8.02B(b) shall once again be made; or

                  (ii) Purchaser may waive the uncured Title Defects, in which case all of Vendor's interest in and to the Assets shall be purchased by Purchaser without an adjustment to the Purchase Price; or

                  (iii)Purchaser shall purchase Vendor's interest in and to the
                       Assets in which case the Purchase Price shall be adjusted by an amount equal to that number arrived at by subtracting $475,000.00 from the value attributed to the Affected Interest by the Parties, or any arbitrator, such that only positive values resulting from this calculation are to be adjusted. Provided that in reaching the mutually agreed upon value, the Parties, or any arbitrator appointed hereunder, shall take into account the probability of the Title Defect actually materializing having regard to the particular circumstances.

              (c) where the cumulative amount by which the value of the Assets has been reduced, in Purchaser's opinion, acting reasonably, by Twenty (20%) Percent or more of the Purchase Price then, in addition to the elections set out in Clause 8.02B(b), either Vendor or Purchaser may terminate this Agreement upon written notice to the other Party, in which case Vendor shall forthwith return the Deposit and accrued interest to Purchaser and the Parties shall have no further obligation to each other hereunder, and shall have no right to claim further damages or other remedies.

         C. If the Purchaser elects to proceed with Closing pursuant to Paragraph 8.02B(b)(iii) and the Parties have neither previously determined the portion of the Purchase Price applicable to the Assets directly affected by the applicable uncured Title Defects nor otherwise agreed upon such portion prior to the Closing Date, the following shall apply:

              (a) the Purchaser shall deduct from the Purchase Price an amount equal to the Purchaser's good faith estimate of the portion of the Purchase Price applicable to the directly affected Assets, as of the Effective Date, less $475,000.00 and deposit such amount with a Canadian chartered bank in an interest bearing account, in trust for the purposes of this Agreement;

              (b) the Parties then shall refer the determination of the portion of the Purchase Price applicable to the directly affected Assets, as of the Effective Date, to an arbitrator pursuant to
                  Article 9.00, insofar as they are unable to agree on such portion; and

              (c) the funds retained in trust pursuant to Paragraph (b) of this
                  Subclause and the accrued interest thereon shall be released from such trust account following such determination. To the extent (if any) that the Purchaser's estimate of the applicable portion of the Purchase Price varies from the amount determined pursuant to Paragraph (b) of this Subclause, the excess or deficiency and the interest which accrued thereon shall be paid by the Purchaser to the Vendor within fifteen (15) days of such determination or be retained by the Purchaser, as applicable.

         D. If a portion of the Assets is excluded from the Closing pursuant to Article 7.00:

              (a) the terms "Assets", "Lands", "Leases", "Miscellaneous
                  Interests", "Petroleum and Natural Gas Rights" and "Tangibles" shall be construed as meaning only that portion of the subject matter of those terms with respect to which Closing occurs;

              (b) the Purchase Price shall be reduced by the aggregate value attributed to the Assets with respect to which Closing does not occur, the term "Purchase Price" shall then be construed to be such reduced amount and the allocation of the Purchase Price pursuant to Clause 2.02 shall be determined by agreement of the Parties or by Article 9.00 and adjusted accordingly.

9.00  ARBITRATION

      9.01    Reference To Arbitration

              A. Insofar as the Parties are unable to agree on any matter which expressly may be referred to arbitration hereunder, either Party may serve the other Party written notice that it wishes such matter referred to arbitration.

              B. The Parties shall meet within seven (7) days of the receipt of a notice issued pursuant to Subclause 9.01A, to attempt to agree on a single arbitrator qualified by experience, education and training, to determine such matter. If the Parties are unable to agree on the selection of the arbitrator, the Party which issued such notice shall forthwith make application to a judge of the Court of Queen's Bench of the Province of Alberta pursuant to the Arbitration Act of the Province of Alberta (S.A. 1991 c.43-1, as amended from time to time, hereinafter referred to as the "Arbitration Act") for the appointment of a single arbitrator, and failing such action on the part of the Party which issued such notice, the other Party may make such application.

      9.02    Proceeding

              A. The arbitrator selected pursuant to Clause 9.01 shall proceed as soon as is practicable to hear and determine the matter in dispute, and shall be directed to provide a written decision respecting such matter within forty-five (45) days of appointment. The Parties shall provide such assistance and information as may be reasonably necessary to enable the arbitrator to determine such matter.

      B. Except to the extent modified in this Article, the arbitrator shall conduct any arbitration hereunder pursuant to the provisions of the Arbitration Act.

10.00 CONDITIONS TO CLOSING

      10.01  Conditions for the Benefit of Vendor and Purchaser

              (a) Required Approvals It is a condition precedent to Closing that any and all approvals required under the Regulations (including, without limitation, any approval required under the Investment Canada Act) required to permit the transactions to be completed shall have been obtained or that such approval requirement shall have been waived or otherwise lapsed. Each of the Parties shall use all reasonable efforts to obtain any such consents. Notwithstanding the foregoing, the Parties acknowledge that the consent of buyers under production sale agreements and approvals required for the transfer of a well licence from the Vendor to the Purchaser may not be obtainable until after Closing and that the acquisition of such consents shall not be a condition precedent to Closing.

      10.02   Conditions For Benefit Of Purchaser

              The obligation of the Purchaser to complete the purchase hereunder is subject to the following conditions precedent:

              (a) No Substantial Damage: There shall have been no damage to or alteration of any of the Assets between the Effective Date and the Closing Date which, in the Purchaser's reasonable opinion, would materially and adversely affect the value of the Assets, except and to the extent approved in writing by the Purchaser, and the Vendor shall have delivered to the Purchaser a certificate of a Vice President, Corporate Secretary or other senior officer of the Vendor, dated as of the Closing Date, that, to the best of the information, knowledge and belief of the Vendor, there has been no such damage or alteration of any of the Assets during such period, provided that a change in the prices at which Petroleum Substances may be sold in no event shall be regarded as material damage to or an alteration of the Assets;

              (b) Availability Of Documents: The Vendor shall have provided the nominees of the Purchaser with reasonable access to the Vendor's records and documents pertaining to the Assets pursuant to Article 8.00, in order to confirm the Vendor's title to the Assets;

              (c) Material Compliance By Vendor: The Vendor shall have performed or complied in all material respects with each of the terms, covenants and conditions of this Agreement to be performed or complied with by the Vendor at or prior to the Closing Date;

              (d) Certificate That Representations Are Correct: The Vendor shall have delivered to the Purchaser the certificate of a Vice-President, Corporate Secretary or other senior officer of the Vendor, in the form of Schedule "D" and dated as of the Closing Date, to the effect that each of the covenants, representations and warranties contained in Clause
                  6.01 was, as of the Effective Date, and is, as of the Closing Date, true and correct in all material respects, except for those changes thereto which necessarily arise as a consequence of the operation of the provisions of this Agreement, as specifically provided herein;

              (e) Delivery Of Conveyance Documents: The Vendor shall have delivered to the Purchaser those of the Conveyance Documents described in Paragraph 3.03A(a) executed by the Vendor and those other documents and materials described in Paragraphs
                  3.03 A(b), (c), (d), (e) and (f) which are to be provided to the Purchaser at Closing;

              (f) Physical Review of Assets: The Vendor shall permit Purchaser and its nominees to conduct an evaluation and physical review of any or all of the Assets. The purpose of such review is for the Purchaser to satisfy itself as to the environmental condition of the Assets. If, in the reasonable opinion of the Purchaser, material and adverse deficiencies are identified, Purchaser may, by written notice issued on or before September 22, 1997, terminate this Agreement. If Purchaser elects to proceed, or fails to notify Vendor of any deficiencies within the time frame herein contemplate, Purchaser acknowledges that the Assets shall be purchased on an 'as is, where is basis;

              (g) Transfer of Well Licences: If Purchaser obtains a written notification from the Alberta Energy and Utilities Board relative to new operatorship requirements to be imposed on the Purchaser as a condition for approval of the transfer of well licences to the Purchaser, which aggregate new operatorship requirements include posting cash security in excess of $250,000.00, then Purchase may, within five (5) business days of execution of this Agreement but no later than October 30, 1997, elect to terminate this Agreement;

              (h) No Unidentified Preferential Right of Purchase: If the Vendor
                  has omitted to identify in Schedule "A" a preferential right of purchase or similar restriction that was both material and adverse taking into account the magnitude of the Lands affected by the unidentified preferential right of purchase, then Purchaser may, on or before Closing, terminate this Agreement;

              (i) No Clause 5.05 Termination: Purchaser has not terminated this
                  Agreement in accordance with Clause 5.05; and

              (j) Contractual Arrangements: On or before Closing, Purchaser shall be satisfied, acting reasonably, with the existing contractual arrangements for the transportation, processing and sale of the Petroleum Substances, to ensure that the terms thereof are not materially adverse to the interest of the Purchaser.

10.03 Conditions For Benefit Of Vendor

      The obligation of the Vendor to complete the sale hereunder is subject to the following conditions precedent:

              (a) Material Compliance By Purchaser: The Purchaser shall have performed or complied in all material respects with each of the terms, covenants and conditions of this Agreement to be performed or complied with by the Purchaser at or prior to the Closing Date;

              (b) Payment Of Purchase Price: The Purchaser shall have tendered to the Vendor the Purchase Price and the applicable goods and services tax (if any) in the manner provided for in Clause 2.03, subject to any adjustments provided for in Article 4.00 and any alteration expressly provided for herein;

              (c) Certificate That Representations Are Correct: The Purchaser
                  shall have delivered to the Vendor a certificate of a Vice-President, Corporate Secretary or other senior officer of the Purchaser, in the form of Schedule "D" and dated as of the Closing Date, to the effect each of the covenants, representations and warranties contained in Clause 6.02 was, as of the Effective Date, and is, as of the Closing Date, true and correct in all material respects; and

              (d) Delivery Of Conveyance Documents: The Purchaser shall have delivered to the Vendor at least one copy of the Conveyance Documents described in Paragraph 3.03B(b) executed by the Purchaser.

      10.04   Waiver Of Conditions

              The conditions in Clauses 10.02 and 10.03 are for the sole benefit of the Purchaser and the Vendor respectively. The Party for the benefit of which such conditions have been included may waive any of them, in whole or in part, by written notice to the other Party, without prejudice to any of the rights of the Party waiving such condition, including, without limitation, reliance on or enforcement of the representations, warranties or covenants which are preserved and pertain to conditions similar to the condition so waived. However, the Purchaser may not waive the existence and operation of any preferential right of a third party to purchase any of the Assets.

      10.05   Failure To Satisfy Conditions

              (a) In the event any of the conditions in Clauses 10.02 or 10.03 has not been satisfied at or before the Closing Date and such condition has not been waived by the Party for the benefit of which such condition has been included, such Party may terminate this Agreement by written notice to the other Party. However, a Party may not terminate this Agreement in such manner after Closing, and its remedies thereafter, if any, with respect to the failure to satisfy such condition shall be limited to damages.

              (b) If Purchaser terminates this Agreement pursuant to any one of the conditions contained in Clause 10.02, Vendor shall forthwith return the Deposit and any accrued interest thereon to Purchaser with no right to claim further damages or other remedies from Vendor. Other than as outlined in Subclause 8.02B(c), if Vendor terminates this Agreement, Vendor shall be entitled to retain the Deposit and any accrued interest thereon as liquidated damages and not as a penalty, with no right to claim further damages or other remedies from Purchaser.

      10.06   Parties To Exercise Diligence With Respect To Conditions

              Each Party shall proceed diligently, honestly and in good faith and use all reasonable efforts with respect to all matters within its control to satisfy the conditions referred to in Clauses 10.01, 10.02 and 10.03.

11.00 CONFIDENTIALITY

      11.01 Information respecting the Assets shall be retained in confidence and used only for the purposes of this acquisition, provided that the Purchaser's rights to use or disclose such information shall be subject only to any operating, unit or other agreements that may apply thereto following the Purchaser's acquisition of the Assets. Any additional information obtained as a result of such access which does not relate to the Assets shall continue to be treated as confidential and shall not be used by the Purchaser without the prior written consent of the Vendor, to the extent that such information is not in the public domain.

12.00 INTEREST ACCRUES ON AMOUNTS OWING

              Any amount owing to a Party by the other Party pursuant to any provision of this Agreement after Closing and remaining unpaid shall bear compound interest, as computed monthly, from the day such amount was due to be paid until the day such amount was paid, at the rate of two (2%) percent per annum above the Prime Rate regardless of whether such Party has given the other Party prior notice of the accrual of interest hereunder.

13.00 LIABILITY AND INDEMNIFICATION

      13.01   Responsibility Of Vendor

              Subject to Clauses 13.03 and 13.04 and provided that Closing has occurred, the Vendor shall:

              (a) be liable to the Purchaser for all losses, costs, damages and expenses whatsoever which the Purchaser may suffer, sustain, pay or incur; and

              (b) indemnify and save the Purchaser and its directors, officers, servants, agents and employees harmless from and against all claims, liabilities, actions, proceedings, demands, losses, costs, damages and expenses whatsoever which may be brought against or suffered by the Purchaser, its directors, officers, servants, agents or employees or which they may sustain, pay or incur;

              as a direct result of a breach as of the Closing Date of any warranty or representation of Vendor contained in this Agreement, except any losses, costs, damages, expenses, claims, liabilities, actions, proceedings and demands to the extent that the same either are reimbursed (or reimbursable) by insurance maintained by the Purchaser or are caused by the gross negligence or wilful misconduct of the Purchaser, its directors, officers, servants, agents, employees or assigns. The indemnity granted by the Vendor herein, however, is not a title warranty and does not provide either an extension of any representation or warranty contained in Clause 6.01 or an additional remedy with respect to the Vendor's breach of such a representation or warranty. Notwithstanding any provision herein, the liability of the Vendor and the indemnity hereby granted by the

              Vendor to the Purchaser shall only apply with respect to claims made within one (1) year following the Closing Date.

      13.02   Responsibility Of Purchaser

      Provided that Closing has occurred, the Purchaser shall:

              (a) be liable to the Vendor for all losses, costs, damages and expenses whatsoever which the Vendor may suffer, sustain, pay or incur; and

              (b) indemnify and save the Vendor and its directors, officers, servants, agents and employees harmless from and against all claims, liabilities, actions, proceedings, demands, losses, costs, damages and expenses whatsoever which may be brought against or suffered by the Vendor, its directors, officers, servants, agents or employees or which they may sustain, pay or incur;

              as a direct result of any matter or thing arising out of, resulting from, attributable to or connected with the Assets and occurring or attributable to the period after the Effective Date, except any losses, costs, damages, expenses, claims, liabilities, actions, proceedings and demands to the extent that the same either are reimbursed (or reimbursable) by insurance maintained by the Vendor or are caused by the gross negligence or wilful misconduct of the Vendor, its directors, officers, servants, agents, employees or assigns. Nothing in this Clause, however, shall operate either to limit any representation or warranty made by the Vendor pursuant to Clause 6.01 or to affect the Purchaser's right to make a claim against the Vendor for the breach of such a representation or warranty within a period of one (1) year following Closing.

      13.03   Limit On Vendor's Responsibility

              In no event shall the total of the liabilities and indemnities of the Vendor under this Agreement, including, without limitation, any claims relating to its representations and warranties, exceed the Purchase Price, except in the event of fraud.

      13.04   Assets Acquired On "As Is" Basis

              Notwithstanding the foregoing provisions of this Article, the Purchaser acknowledges that it is acquiring the Assets on an "as is" basis, as of the Effective Date. The Purchaser acknowledges that it is familiar with the condition of the Assets, including the past and present use of the Lands and the Tangibles, that the Vendor has provided the Purchaser with a reasonable opportunity to inspect the Assets at the sole cost, risk and expense of the Purchaser (insofar as the Vendor could reasonably provide such access) and that the Purchaser is not relying upon any representation or warranty of the Vendor as to the condition, environmental or otherwise, of the Assets, except as is specifically made pursuant to Clause 6.01(n). Provided that Closing has occurred, the Purchaser further agrees that, as of the Effective Date, it shall:

              (a) be solely liable and responsible for any and all losses, costs, damages and expenses which the Vendor may suffer, sustain, pay or incur; and

              (b) indemnify and save the Vendor and its directors, officers, servants, agents and employees harmless from any and all claims, liabilities, actions, proceedings, demands, losses, costs, damages and expenses whatsoever which may be brought against or suffered by the Vendor, its directors, officers, servants, agents or employees or which they may sustain, pay or incur;

              as a result of any matter or thing arising out of, resulting from, attributable to or connected with any environmental liabilities pertaining to the acquired Assets, or any of them, including, without limitation, damage from or removal of hazardous or toxic substances, clean-up, Well abandonment and reclamation. Once Closing has occurred, the Purchaser shall be solely responsible for all environmental liabilities respecting the Lands, the abandonment of all Wells on the Lands and the reclamation of the Lands as between the Vendor and the Purchaser, and hereby releases the Vendor from any claims the Purchaser may have against the Vendor with respect to all such liabilities and responsibilities. Nothing in this Clause, however, shall operate either to limit any representation or warranty made by the Vendor pursuant to Clause 6.01(n) or to affect the Purchaser's right to make a claim against the Vendor for the breach of such a representation or warranty within a period of one (1) year following Closing.

      13.05   No Merger Of Legal Responsibilities

              The liabilities and indemnities created in this Article shall be deemed to apply to, and shall not merge in, all assignments, transfers, conveyances, novations, trust agreements and other documents conveying any of the Assets from the Vendor to the Purchaser, notwithstanding the terms of such assignments, transfers, conveyances, novations and other documents, the Regulations or any rule of law or equity to the contrary, and all such rules are hereby waived.

      13.06   Responsibility Extends To Legal Costs

              Notwithstanding any provision to the contrary contained in this Article, references to costs in the liability and indemnification obligations prescribed by Clauses 13.01, 13.02 and 13.04 shall be deemed to include reasonable legal costs on a solicitor-client basis.

14.00 WAIVER

      14.01   Waiver Must Be In Writing

              No waiver by any Party of any breach (whether actual or anticipated) of any of the terms, conditions, representations or warranties contained herein shall take effect or be binding upon that Party unless the waiver is expressed in writing under the authority of that Party. Any waiver so given shall extend only to the particular breach so waived and shall not limit or affect any rights with respect to any other or future breach.

15.00 ASSIGNMENT

      15.01   Assignments Before Closing

              Prior to Closing, neither Party may assign its interest in or under this Agreement or to the Assets without the prior written consent of the other Party, except as may be required by the Vendor to comply with its obligations respecting any preferential rights, as provided in Article 7.00.

      15.02   Assignments By Purchaser After Closing

              No assignment, transfer or other disposition of this Agreement or all or any portion of the Assets by the Purchaser after Closing shall relieve the Purchaser from its obligations to the Vendor herein. The Vendor shall have the option to claim payment or performance of such obligations from the Purchaser or the assignee or transferee, and to bring proceedings in the event of default against either or all of them, provided that nothing herein shall entitle the Vendor to receive duplicate payment or performance of the same obligation.

16.00 NOTICE

      16.01   Service Of Notice

              Notwithstanding anything to the contrary contained herein, all notices required or permitted hereunder shall be in writing. Any notice to be given hereunder shall be deemed to be served properly if served in either of the following modes:

              (a) personally, by delivering the notice to the Party on which it is to be served at that Party's address for service. Personally served notices shall be deemed to be received by the addressee when actually delivered as aforesaid, provided that such delivery shall be during normal business hours on any day other than a Saturday, Sunday or statutory holiday in Alberta. If a notice is not delivered on such a day or is delivered after the addressee's normal business hours, such notice shall be deemed to have been received by such Party at the commencement of the addressee's first business day next following the time of the delivery; or

              (b) by telecopier or telex (or by any other like method by which a written message may be sent) directed to the Party on which it is to be served at that Party's address for service. A notice so served shall be deemed to be received by the addressee when actually received by it, if received within normal business hours on any day other than a Saturday, Sunday or statutory holiday in Alberta or at the commencement of the next ensuing business day following transmission if such notice is not received during such normal business hours.

      16.02   Addresses For Notices

              The address for service of notices hereunder of each of the Parties shall be as follows:


              VENDOR:

              PARAMOUNT RESOURCES LTD.            J. ARON RESOURCES COMPANY
              4000 - First Canadian Centre        c/o GOLDMAN SACHS & CO.
              350 - 7th Avenue S.W.               23rd Floor, 85 Broad Street
              Calgary, Alberta                    New York, New York
              T2P 3W5                             USA 10004

              Attention: Manager, Land & Legal    Attention: Mr. Jonathan Farber
              Fax: (403) 262-7994                 Fax: (212) 357-4451
                                       and

                                       c/o BURNET DUCKWORTH & PALMER
                                       First Canadian Centre
                                       1400, 350 - 7 Avenue SW
                                       Calgary, Alberta
                                       T2P 3N9

                                       Attention: Mr. Ken Stickland
                                       Fax: (403) 260-0330


              PURCHASER:

              COTTON VALLEY RESOURCES CORPORATION
              8350 N. Central Expressway, Suite ME030
              Dallas, Texas
              USA 75205

              Attention: Mr. Eugene Soltero and Mr. James Hogue
              Fax: (214) 353-4294

              and

              c/o APEX ENERGY CONSULTANTS INC.
              Suite 700, 815 - 8 Avenue SW
              Calgary, Alberta
              T2P 3P2

              Attention: Mr. Michael Kamis
              Fax: (403) 262-3748


      16.03   Right To Change Address

              A Party may change its address for service by notice to the other Party, and such changed address for service thereafter shall be effective for all purposes of this Agreement.

17.00 PUBLIC ANNOUNCEMENTS

      17.01   Parties To Discuss Press Releases

              A. The Parties shall cooperate with each other in relaying to third parties information concerning this Agreement and the transactions contemplated herein, and shall discuss drafts of all press releases and other releases of information for dissemination to the public pertaining hereto. However, nothing in this Clause shall prevent a Party from furnishing any information to any governmental agency or regulatory authority or to the public, insofar only as is required by the Regulations or securities laws applicable to such Party, provided that a Party which proposes to make such a public disclosure shall, to the extent reasonably possible, provide the other Party with a draft of such statement a sufficient time prior to its release to enable such other Party to review such draft and advise that Party of any comments it may have with respect thereto.

              B. Notwithstanding Subclause 17.01A, the Vendor shall be permitted to disclose information pertaining to this Agreement and the identity of the Purchaser, to the extent required to enable the Vendor to fulfill its obligations pertaining to preferential rights of purchase and other third party rights, in accordance with Article 7.00.

      17.02   Signs And Notification To Governmental Agencies

              Following Closing, the Vendor may remove any signs which indicate the Vendor's ownership or operation of the Assets. If the Purchaser will be the operator of the Assets, it shall be the responsibility of the Purchaser to erect or install any signs required by governmental agencies which pertain to the Assets. In addition, the Purchaser shall be responsible for promptly advising governmental agencies, contractors, suppliers and other affected third parties of the Purchaser's interest in the Assets, subject to Article 7.00 and Clause 10.01.

18.00 MISCELLANEOUS PROVISIONS

      18.01   Further Assurances

              At the Closing Date and thereafter as may be necessary, the Parties shall execute, acknowledge and deliver such instruments and take such other actions as may be reasonably necessary to fulfill their respective obligations under this Agreement. The Vendor shall cooperate with the Purchaser as reasonably required to secure execution by third parties of the documents referred to in Paragraph 3.03A(b).

      18.02   Governing Law

              This Agreement shall be subject to and be interpreted, construed and enforced in accordance with the laws in effect in the Province of Alberta. Each Party accepts the jurisdiction of the courts of the Province of Alberta and all courts of appeal therefrom.

      18.03   Time

              Time shall be of the essence in this Agreement.

      18.04   No Amendment Except In Writing

              Subject to Clause 16.03, this Agreement may be amended only by written instrument executed by the Vendor and the Purchaser.

      18.05   Consequences Of Termination

              If this Agreement is terminated in accordance with its terms prior to Closing, then except for the provisions of Articles 11.00 and
              12.00 and the covenants, warranties, representations or other obligations breached prior to the time at which such termination occurs, the Parties shall be released from all of their obligations under this Agreement other than in respect of the provisions of Subclause 2.03(a). If this Agreement is so terminated, the Purchaser shall promptly return to the Vendor all materials delivered to the Purchaser by the Vendor hereunder, together with all copies of them that may have been made by or for the Purchaser.

      18.06   Supersedes Earlier Agreements

              This Agreement supersedes all other agreements between the Parties with respect to the Assets and expresses the entire agreement of the Parties with respect to the transactions contained herein.

      18.07   Enurement

              Subject to the provisions of Article 15.00, this Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.

      18.08   Obligations of Vendor

              Notwithstanding anything contained herein to the contrary, the rights, duties, obligations, indemnities and liabilities of each of the Parties comprising the Vendor are several and not joint or collective and the representations and warranties made by the Vendor shall be construed as being made by each of the Parties comprising the Vendor with respect only to itself and in any event only as to its percentage share, as set out in Clause 4.01D, in the Assets. Purchaser's right of recovery, if any, from each Party comprising Vendor shall be limited to that portion of the Purchase Price received by each such Party.

      18.09   Counterpart Execution

              This Agreement may be executed in counterpart and when each Party has executed a counterpart, all counterparts taken together shall constitute one agreement.

IN WITNESS WHEREOF the parties have duly executed this Agreement.


          (VENDOR)       PARAMOUNT RESOURCES LTD.

                         PER: /s/ CHARLES E. MORIN
                             -------------------------------
                                  Charles E. Morin L.L.B.
                                  Manager, Land & Legal

                         PER: /s/ G. BARRY PADLEY
                             -------------------------------
                                  G. Barry Padley
                                  Chief Financial Officer


                         J. ARON RESOURCES COMPANY

                         PER: /s/ DONALD R. TEXTAR
                             -------------------------------

                         PER:
                             -------------------------------


          (PURCHASER)    COTTON VALLEY RESOURCES CORPORATION

                         PER: /s/ GENE SOLTERO, CEO
                             -------------------------------

                         PER:
                             -------------------------------


THIS COUNTERPART EXECUTION PAGE IS ATTACHED TO AN AGREEMENT OF PURCHASE AND SALE DATED OCTOBER 1, 1997 AMONG PARAMOUNT RESOURCES LTD., J. ARON RESOURCES COMPANY AND COTTON VALLEY RESOURCES CORPORATION.